UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Tandem Diabetes Care, Inc.

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TANDEM®
DIABETES CARE

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

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Notice of Annual Meeting of Stockholders to be Held May 11, 2016

Dear Stockholders:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, or the Annual Meeting, which will be held at the offices of Tandem Diabetes Care, Inc., located at 11045 Roselle Street, San Diego, California 92121, on Wednesday, May 11, 2016, at 3:00 p.m., local time.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect three Class III directors for a three-year term to expire at the 2019 annual meeting of stockholders.
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3.	To transact any other business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

All of our stockholders of record as of March 16, 2016, are entitled to attend and vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Our board of directors recommends that you vote FOR the election of each of the director nominees named in Proposal 1 and FOR the ratification of the appointment of our independent registered public accounting firm as provided in Proposal 2.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the response to the question entitled “How can I vote my shares?” in the accompanying Proxy Statement or, if you requested to receive printed proxy materials, the enclosed proxy card.

By Order of the Board of Directors

Sincerely,

Kim D. Blickenstaff

President and Chief Executive Officer

San Diego, California

March 29, 2016

Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: March 29, 2016

(i)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2016

Our board of directors is soliciting proxies for use at our 2016 annual meeting of stockholders, or the Annual Meeting, to be held on Wednesday, May 11, 2016, at 3:00 p.m., local time, at the offices of Tandem Diabetes Care, Inc., located at 11045 Roselle Street, San Diego, California 92121. Tandem Diabetes Care, Inc. is sometimes referred to herein as “we”, “us”, “our” or the “Company.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this Proxy Statement and the Annual Meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC. These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about this Proxy Statement or the Annual Meeting, please see the response to the question entitled “Whom should I contact with other questions?” below.

Q:	What is the purpose of the Annual Meeting?

A:

At the Annual Meeting, our stockholders will be asked to consider and vote upon the matters described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders, and any other matters that properly come before the Annual Meeting.

Q:	When and where will the Annual Meeting be held?

A:

You are invited to attend the Annual Meeting on May 11, 2016, at 3:00 p.m., local time. The Annual Meeting will be held at our corporate offices located at 11045 Roselle Street, San Diego, California 92121.

Q:	Why did I receive these proxy materials?

A:

We are making these proxy materials available in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting, and at any adjournment or postponement thereof. Your proxy is being solicited in connection with the Annual Meeting because you owned our common stock at the close of business on March 16, 2016, which is the record date for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

You are invited to attend the Annual Meeting in person to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares as described in the response to the question entitled “How can I vote my shares?” below and as described elsewhere in this Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  1

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:

Instead of mailing printed copies of our proxy materials to each of our stockholders, we have elected to provide access to them over the Internet under the SEC’s “notice and access” rules. These rules allow us to make our stockholders aware of the Annual Meeting and the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, or a Notice. Accordingly, on or about March 29, 2016, we mailed a Notice to each of our stockholders. The Notice contains instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or the Annual Report, each of which are available at www.astproxyportal.com/ast/18636. The Notice also provides instructions on how to vote your shares through the Internet, by telephone, or by mail.

We believe compliance with the SEC’s “notice and access” rules will allow us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals to be voted on at the Annual Meeting, and our board of directors’ voting recommendations with respect to each proposal, are as follows:

Proposal	Board’s Voting Recommendation
1.

Election of Directors (Proposal 1): The election of three Class III directors to serve a three-year term. Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated and recommends for re-election as Class III directors each of the following persons:

●    Fred E. Cohen

●    Douglas A. Roeder

●    Jesse I. Treu

FOR
2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

FOR

We will also consider any other business that properly comes before the Annual Meeting, or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named on the enclosed proxy card will vote the shares they represent using their best judgment. Kim D. Blickenstaff and John Cajigas, the designated proxy holders, are members of our management.

Q:	Who may vote at the Annual Meeting?

A:

If you owned our common stock on March 16, 2016, the record date for the Annual Meeting, your shares are eligible to be voted, in person or by proxy, at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On the record date, there were 30,326,370 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Please see the response to the question entitled “May I vote my shares in person at the Annual Meeting?” below for additional information.

Q:	What is the quorum requirement for the Annual Meeting?

A:

We need a quorum of stockholders in order to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our common stock entitled to vote as of the record date, or 15,163,186 shares, are represented at the Annual Meeting, either in person or by proxy. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

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Q:	What vote is required to approve each proposal?

A:	Election of Directors (Proposal 1): Directors will be elected by a plurality of the votes cast, so the three director nominees who receive the most votes will be elected.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Q:	What is the difference between a “stockholder of record” and a “beneficial owner”?

A:	You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, on the record date.
If, however, your shares are held in a brokerage account or by a bank or other agent, and not in your name, you are considered to be the beneficial owner of shares held in street name.
Q:	May I vote my shares in person at the Annual Meeting?

A:	If you are the stockholder of record, you have the right to vote in person at the Annual Meeting. When you arrive at the Annual Meeting, you may request a ballot.

If you are the beneficial owner of shares held in street name, you are welcome to attend the Annual Meeting, but you may not vote your shares in person at the Annual Meeting unless you bring with you a proxy from the broker, bank or other agent that holds your shares, which provides you the right to vote at the Annual Meeting.

Admission to the Annual Meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification for admittance, such as a passport or driver’s license. Please note that for security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting. If you do not comply with these requirements, and any other instructions given by representatives of the Company at the Annual Meeting, you will not be admitted to the Annual Meeting.

Q:	What happens if I do not give specific voting instructions?

A:

If you are a stockholder of record and you indicate when voting that you wish to vote as recommended by our board of directors, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares as recommended by our board of directors on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the entity that holds your shares with specific voting instructions, the entity that holds your shares may generally vote at its discretion on “routine” matters. However, if the entity that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. This is generally referred to as a “broker non-vote.” Please see the response to the question entitled “What is the effect of abstentions, withheld votes and broker non-votes?” below for additional information.

Q:	Which proposals in this Proxy Statement are considered “routine” or “non-routine” matters?

A:

The election of directors (Proposal 1) is considered a non-routine matter under applicable rules. As a result, a broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes on Proposal 1.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote without instructions on this matter, so there cannot be any broker non-votes in connection with Proposal 2.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  3

Q:	What is the effect of abstentions, withheld votes and broker non-votes?

A:

Shares held by persons attending the Annual Meeting but not voting, and shares represented by proxies that reflect abstentions or withheld votes as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions and withheld votes are treated as shares present in person or by proxy and entitled to vote. The election of directors (Proposal 1) will be determined by a plurality of votes cast, so withheld votes with respect to this proposal will not have an effect on the outcome of this vote. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting, so abstentions on this proposal will have the same effect as a vote against this proposal.

A broker non-vote occurs when a broker, bank or other agent holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining the presence of a quorum. The election of directors (Proposal 1) is considered a non-routine matter and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter on which a broker, bank or other agent has discretionary authority to vote, so there will not be any broker non-votes in connection with this proposal.

Q:	How can I vote my shares?

A:

With respect to the election of directors (Proposal 1), you may either vote “For” all director nominees or you may “Withhold” your vote for all of the director nominees or for any particular nominee that you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), you may vote “For” or “Against” the proposal, or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy through the Internet, by phone or by mail as described below. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, please attend the Annual Meeting and request a ballot when you arrive.
•

To vote through the Internet, go to www.voteproxy.com and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice or, if you requested to receive printed proxy materials, the control number from the proxy card that was mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 11, 2016. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

•

To vote by phone, call toll-free 1-800-PROXIES (1-800-776-9437) if calling from the United States, or 1-718-921-8500 if calling from foreign countries, from any touch-tone telephone and follow the instructions. In order to cast your vote, you will be asked to provide the control number from the Notice or, if you requested to receive printed proxy materials, the proxy card mailed to you. Telephonic voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 11, 2016. Our telephonic voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

•

To vote by mail using a proxy card, you must request to receive printed proxy materials by following the instructions included in the Notice, and the proxy card will be provided with those materials. Once received, simply complete, sign and date the proxy card and return it promptly in the envelope provided.

Beneficial Owner

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions in the Notice received from your broker, bank or other agent to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

Q:	How may I revoke or change my vote after submitting my proxy?

A:	You may revoke your proxy or change your vote at any time before the final vote at the Annual Meeting.

4  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Stockholder of Record

If you are a stockholder of record, you may revoke your proxy in one of the four following ways:

•	you may vote again by Internet or telephone at a later time (prior to the deadline for Internet or telephone voting);
•	you may submit another properly completed proxy card with a later date;
•	you may send a written notice that you are revoking your proxy to Tandem Diabetes Care, Inc., 11045 Roselle Street, San Diego, California 92121, Attention: General Counsel; or
•	you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote).

Your most current Internet proxy, telephone proxy or proxy card will be the one that is counted at the Annual Meeting.

Your most current Internet proxy or proxy card will be the one that is counted at the Annual Meeting.

Beneficial Owner

If you are a beneficial owner of shares, you may revoke your proxy by following the instructions provided to you by your broker, bank or other agent.

Q:	What are the costs of soliciting these proxies?

A:

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email, but will be paid no additional compensation for these services. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe that the cost of any such proxy solicitor will be material. We may reimburse banks, brokers and other institutions, nominees and fiduciaries for their expenses in forwarding these proxy materials to their principals and in obtaining authority to execute proxies.

Q:	Where can I find voting results of the Annual Meeting?

A:

In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Q:	Whom should I contact with other questions?

A:

If you have additional questions about this Proxy Statement or the Annual Meeting, please contact: Tandem Diabetes Care, Inc., 11045 Roselle Street, San Diego, California 92121, Attention: General Counsel, Telephone: (858) 366-6900.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  5

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

We currently have nine members of our board of directors. Under our charter and bylaws, our board is divided into three classes, as follows:

•	Class I, which consists of Messrs. Kim D. Blickenstaff, Howard E. Greene, Jr. and Christopher J. Twomey, whose terms will expire at our 2017 annual meeting of stockholders;
•	Class II, which consists of Mr. Dick P. Allen, Dr. Henry Anhalt and Mr. Edward L. Cahill, whose terms will expire at our 2018 annual meeting of stockholders; and
•	Class III, which consists of Dr. Fred E. Cohen, Mr. Douglas A. Roeder and Dr. Jesse I. Treu, whose terms will expire at the Annual Meeting.

Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Directors may only be removed with cause by the affirmative vote of a majority of the shares then entitled to vote upon an election of directors. Because only one-third of our directors will be elected at each annual meeting of stockholders, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of our board of directors. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Election of Directors

At the Annual Meeting, our stockholders are being asked to vote for the Class III director nominees listed below to serve on our board of directors until our annual meeting of stockholders to be held in 2019 and until each of their successors has been elected and qualified, or until such director’s earlier death, resignation or removal. Each of these nominees is a current member of our board of directors, whose term expires at the Annual Meeting. Each of these nominees has consented to serve, if elected.

Provided that a quorum of stockholders is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Broker non-votes and withheld votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

If no contrary indication is made, proxies will be voted for each of the nominees, or in the event that any nominee is unable to serve as a director at the time of the election, proxies will be voted for any nominee who is designated by our board of directors to fill the vacancy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

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Nominees for Director

The following table lists the persons recommended by the nominating and corporate governance committee of our board of directors and nominated by our board of directors to be elected as directors, including relevant information as of March 31, 2016 regarding their age, business experience, qualifications, attributes, skills and other directorships:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2019 Annual Meeting of Stockholders

(Class III Directors)

FRED E. COHEN Director Member, Nominating and Corporate Governance Committee Age: 59 Director since: 2013

Dr. Cohen has served on our board of directors since June 2013. He is a partner at TPG, a private equity firm he joined in 2001, and serves as co-head of TPG’s biotechnology group. Dr. Cohen was a Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco (UCSF) from 1988 through 2014. From 1995 to 2001, Dr. Cohen served as the Chief of the Division of Diabetes, Endocrinology and Metabolism in the Department of Medicine of UCSF. Dr. Cohen also serves as a director of Biocryst Pharmaceuticals, Inc. (NASDAQ: BCRX), CareDx, Inc. (NASDAQ: CDNA), Five Prime Therapeutics, Inc. (NASDAQ: FPRX), Genomic Health, Inc. (NASDAQ: GHDX), Roka Bioscience, Inc. (NASDAQ: ROKA), and Veracyte, Inc. (NASDAQ: VCYT). In addition, Dr. Cohen serves as a director of several privately held companies. From May 2007 through November 2015, Dr. Cohen served as a director of Quintiles Transnational Holdings, Inc. (NYSE: Q), a biopharmaceutical services company. Dr. Cohen holds a B.S. in Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University and an M.D. from Stanford University.

We believe Dr. Cohen’s diverse and extensive experience on boards of directors and in management, which has included public and private companies in the life sciences industry, provides him with key skills in working with directors, and understanding board process and functions. In addition, Dr. Cohen provides the board of directors the perspective of a physician with specific experience in diabetes therapy and management. Taken together with his long-term investing experience, we believe Dr. Cohen is well qualified to serve on our board of directors.

DOUGLAS A. ROEDER Director Chairman, Compensation Committee; Member, Nominating and Corporate Governance Committee Age: 45 Director since: 2009

Mr. Roeder has served on our board of directors since May 2009. He joined Delphi Ventures as an Associate in 1998, and has been a partner since 2000, focusing on medical devices, diagnostics and biotechnology. Prior to joining Delphi Ventures, Mr. Roeder was an Associate with Alex. Brown’s Healthcare Investment Banking Group in San Francisco, where he focused on the medical device, life sciences and healthcare services industries. He also previously worked with Putnam Associates, a strategy consulting firm focused on the pharmaceutical and biotechnology industries. Mr. Roeder serves as a director of Senseonics Holdings, Inc. (NYSE-MKT: SENS), a continuous glucose monitoring company, and several privately held companies. He previously served as a director of Trivascular Technologies, Inc., a medical device company, which was acquired by Endologix, Inc. (NASDAQ: ELGX) in February 2016. Mr. Roeder holds an A.B. in Biochemistry from Dartmouth College.

We believe Mr. Roeder’s experience on several boards of directors of companies in the life sciences industry, provides him with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe that he brings to our board of directors his long-term investing experience with numerous companies in the healthcare and medical device industries, all of which qualify him for service on our board.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  7

JESSE I. TREU Director Chairman, Nominating and Corporate Governance Committee; Member, Compensation Committee Age: 68 Director since: 2008

Dr. Treu has served on our board of directors since June 2008. He has been a partner of Domain Associates, L.L.C. since its inception in 1985. He has been a director of over 35 early-stage healthcare companies and has also previously served as a founder, president and chairman of numerous venture-stage companies. Dr.Treu currently serves as a director of Aldeyra Pharmaceuticals, Inc. (NASDAQ: ALDX) and Veracyte, Inc. (NASDAQ: VCYT), as well as several privately held companies. He also serves as a member of the Princeton Healthcare System Board of Trustees. Prior to the formation of Domain Associates, Dr. Treu had 12 years of experience working in the healthcare industry. Dr. Treu previously held positions with The Wilkerson Group and its venture capital arm, CW Ventures, and General Electric Company. Dr. Treu received his B.S. in Physics from Rensselaer Polytechnic Institute and his M.A. and Ph.D. in physics from Princeton University.

We believe Dr. Treu’s extensive experience as an officer and member of the board of directors of several companies in the healthcare industry brings to our board of directors valuable industry expertise, understanding of financial statements, and significant executive management experience and leadership skills, as well as a strong understanding of corporate governance principles.

Members of Our Board of Directors

The following table lists the members of our board of directors that are continuing in office, including relevant information as of March 31, 2016 regarding their age, business experience, qualifications, attributes, skills and other directorships:

Members of the Board of Directors Continuing in Office with a Term Expiring at the 2017 Annual Meeting of Stockholders

(Class I Directors)

KIM D. BLICKENSTAFF President, Chief Executive Officer and Director Age: 63 Director since: 2007

Mr. Blickenstaff has served as our President and Chief Executive Officer and as one of our directors since September 2007. Prior to joining our company, he served as Chairman of the board of directors and chief executive officer of Biosite Incorporated, or Biosite, a provider of medical diagnostic products, from 1988 until its acquisition by Inverness Medical Innovations, Inc. (now operating as Alere, Inc.) in June 2007. Mr. Blickenstaff currently serves as Chairman of the board of directors of Medivation, Inc. (NASDAQ: MDVN), and is a member of its audit committee. He previously served as a director of DexCom, Inc. (NASDAQ: DXCM), a provider of glucose monitoring systems, from June 2001 to September 2007. Mr. Blickenstaff was formerly a certified public accountant and has more than 20 years of experience overseeing the preparation of financial statements. He received a B.A. in Political Science from Loyola University, Chicago, and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.

We believe Mr. Blickenstaff brings to our board of directors valuable perspective and experience as our President and Chief Executive Officer, extensive experience at the board level of various healthcare companies, as well as leadership skills, industry experience and knowledge that qualify him to serve as one of our directors.

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HOWARD E. GREENE, JR. Director Member, Compensation Committee Age: 73 Director since: 2008

Mr. Greene has served on our board of directors since January 2008. He is an entrepreneur who has participated in the founding and management of 11 medical technology companies over 25 years, including three companies for which he served as chief executive officer. He was the co-founder of Amylin Pharmaceuticals, Inc., a public pharmaceutical company that was acquired by Bristol Myers Squibb in August 2012, serving as the chief executive officer of that company from 1987 to 1996. He also served as a director of Amylin Pharmaceuticals from 1987 to April 2009. Mr. Greene also served on the board of directors of Biosite from June 1989 until its sale in 2007. From 1986 until 1993, Mr. Greene was a founding general partner of Biovest Partners, a seed venture capital firm. He was chief executive officer of Hybritech Incorporated from March 1979 until its acquisition by Eli Lilly & Co. in March 1986, and he was co-inventor of Hybritech’s patented monoclonal antibody assay technology. Prior to joining Hybritech, he was an executive with the medical diagnostics division of Baxter Healthcare Corporation and a consultant with McKinsey & Company. Mr. Greene holds a B.A. in Physics from Amherst College and an M.B.A. from Harvard Business School.

We believe Mr. Greene’s background as a chief executive officer and director of publicly-traded biotechnology companies, his extensive experience at the executive and board level in multiple companies in the medical technology industry and his long-term investing experience, brings to our board critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, which qualify him to serve as one of our directors.

CHRISTOPHER J. TWOMEY Director Chairman, Audit Committee Age: 56 Director since: 2013

Mr. Twomey has served on our board of directors since July 2013. From March 1990 until his retirement in 2007, he held various positions with Biosite, most recently serving as Senior Vice President, Finance and Chief Financial Officer. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey has also served as a director of Senomyx, Inc. (NASDAQ: SNMX), a flavor technology company, since March 2006 and is chair of that company’s audit committee.  Mr. Twomey also served as a director and chair of the audit committee of Cadence Pharmaceuticals, Inc., from July 2006 until it was acquired by Mallinckrodt in March 2014. Mr. Twomey holds a B.A. in Business Economics from the University of California, Santa Barbara.

We believe Mr. Twomey’s experience in senior financial management and on boards of directors of companies in the life sciences industry, as well as his long-term accounting and auditing experience, brings to our board critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance.

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Members of the Board of Directors Continuing in Office with a Term Expiring at the 2018 Annual Meeting of Stockholders

(Class II Directors)

DICK P. ALLEN Chairman, Board of Directors Member, Audit Committee Age: 71 Director since: 2007

Mr. Allen has served on our board of directors since July 2007. He was the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field, until July 2009. Mr. Allen was a co-founder of Caremark, Inc., a home infusion therapy company that was later acquired by Baxter International and served as a Vice President from its inception in 1979 until 1986. Mr. Allen was also a co-founder and director of Pyxis Corporation, which was later acquired by Cardinal Health, Inc. Mr. Allen served as Chairman of the board of directors of JDRF from July 2012 through June 2014. Mr. Allen was also a Lecturer at the Stanford University Graduate School of Business for a total of 13 years. Mr. Allen holds a B.S. in Industrial Administration from Yale University and an M.B.A. from Stanford University Graduate School of Business.

We believe Mr. Allen’s background in management and on boards of directors of companies in the healthcare industry, as well as his long-term investing experience, brings to our board critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance. In addition, we believe Mr. Allen brings valuable perspective on the priorities for diabetes therapy based on his involvement in the diabetes community generally, including his prior service on the board of directors of a major diabetes philanthropy. We believe Mr. Allen’s collective insight and experience qualify him to serve as one of our directors.

Henry Anhalt Director Age: 55 Director since: 2016

Dr. Anhalt has been a member of our board of directors since March 2016. Since 2015, he has served as Chief Medical Officer of the T1D Exchange, a nonprofit organization fostering collaboration among patients, physicians, researchers and industry to speed discovery of better therapies for type 1 diabetes. Prior to this appointment, Dr. Anhalt held numerous executive positions in the medical device and biopharmaceutical industries. From November 2012 until March 2015 he served in various roles with Sanofi North America, where he was most recently Senior Medical Director in Medical Diabetes. Prior to that, he was the Chief Medical Officer and Medical Director of the Artificial Pancreas program at Animas, Inc., a Johnson and Johnson Company. Dr. Anhalt also had a long academic career, including leading the pediatric endocrinology fellowship training program at the State University of New York in Brooklyn. He received his B.A. from Yeshiva University, a D.O. from the New York College of Osteopathic Medicine and completed his pediatric endocrinology fellowship at the Lucille Salter Packard Children’s Hospital at Stanford University.

We believe Dr. Anhalt’s breadth of clinical and industry experience in diabetes care, and his deep understanding of automated insulin delivery, will provide us with valuable input to our product development efforts. Dr. Anhalt also brings diverse and extensive experience as a member of executive management of mature biopharmaceutical and medical device companies, which taken together with his current position as Chief Medical Officer of a non-profit organization focused on speeding the discovery of better therapies for type 1 diabetes, makes him well qualified to serve on our board of directors and provide valuable input as we continue to grow our business.

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EDWARD L. CAHILL Director Member, Audit Committee Age: 62 Director since: 2009

Mr. Cahill has served on our board of directors since May 2009. He has served as Managing partner of HLM Venture Partners, a venture capital firm that invests primarily in emerging companies focused on healthcare information technology, healthcare services and medical technology, since May 2000. He served as a director of Animas Corporation, a developer of external insulin pumps, from March 2001 until its acquisition by Johnson & Johnson in February 2006. From June 1995 to May 2000, Mr. Cahill served as a founding partner of Cahill, Warnock Company (now Camden Partners), a venture capital firm based in Baltimore, Maryland. Previously, Mr. Cahill was a Managing Director of Alex Brown & Sons, an investment services brokerage, where he led the firm’s healthcare group from January 1986 through March 1995. From January 1999 to August 2014, Mr. Cahill was a director of Masimo Corporation (NASDAQ: MASI), a medical technology company. He is also a director of several privately held healthcare companies and serves as a trustee of Johns Hopkins Medicine, Johns Hopkins Health System and Mercy Health Services. Mr. Cahill holds an A.B. in American Civilization from Williams College and a Masters of Public and Private Management from Yale University.

We believe Mr. Cahill’s diverse and extensive experience on boards of directors and in management, which has included public and private companies in the life sciences industry, provides him with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe that he brings to our board his long-term investing experience with numerous companies in the healthcare and biotechnology industries, including specific experience in the insulin pump market, as well as a strong financial background, all of which qualify him for service on our board of directors.

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Corporate Governance

CORPORATE GOVERNANCE

Director Independence

Our board of directors has affirmatively determined that each of Drs. Anhalt, Cohen and Treu and Messrs. Allen, Cahill, Greene, Roeder and Twomey meet the definition of “independent director” under the applicable SEC rules and NASDAQ Listing Rules.

Family Relationships

There are no family relationships between any director, executive officer or person nominated to become a director or executive director.

Agreements with Directors

None of the directors or nominees for director was selected pursuant to any arrangement or understanding, other than with the directors of the Company acting within their capacity as such.

Legal Proceedings with Directors

There are no legal proceedings related to any of the directors or director nominees which require disclosure pursuant to Items 103 or 401(f) of Regulation S-K.

Board Leadership Structure

The positions of Chairman of the board and chief executive officer are presently separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the Chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the board, particularly as our board of directors’ oversight responsibilities continue to grow. While our amended and restated bylaws and nominating and corporate governance committee charter do not require that our Chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our board of directors in overseeing the management of our risks is realized primarily through committees of our board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the Chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting.

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Board and Committee Meetings

During 2015 our board of directors was comprised of Drs. Fred E. Cohen and Jesse I. Treu and Messrs. Lonnie M. Smith, Dick P. Allen, Edward L. Cahill, Howard E. Greene, Jr., Douglas A. Roeder and Christopher J. Twomey. Mr. Smith resigned from the board and as Chairman of the board of directors effective as of December 31, 2015. Effective January 1, 2016, Mr. Allen was elected Chairman of the board of directors and we reconstituted the membership of each of our three standing committees of the board of directors. In March 2016, Dr. Anhalt was elected by our board of directors to fill the vacancy created following Mr. Smith’s resignation, and he presently serves as a Class II director.

During 2015, our board of directors met four times (including telephonic meetings) and took action by written consent four times. Each director attended at least 75% of the meetings held by the board of directors and by each committee on which he served while he was a director, either in person or by teleconference, during the year.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at each annual meeting of stockholders, we encourage all of our directors to attend.

Executive Sessions

In accordance with the applicable NASDAQ Listing Rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. For instance, we also have a pricing committee to determine the offering price and other terms of any financing we may pursue in the future using our currently effective shelf registration statement on Form S-3.

Each of the three standing committees has a written charter that has been approved by our board of directors. A copy of each charter is available at http://investor.tandemdiabetes.com/governance.cfm. However, the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement.

During 2015, our Audit Committee was comprised of Mr. Twomey (Chairman), Mr. Allen and Mr. Cahill; our Compensation Committee was comprised of Mr. Roeder (Chairman), Mr. Allen and Mr. Greene; and our Nominating and Corporate Governance Committee was comprised of Dr. Treu (Chairman) and Dr. Cohen.

The current members of each standing committee are identified in the following table:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kim D. Blickenstaff
Dick P. Allen	X
Henry Anhalt, M.D.
Edward L. Cahill	X
Fred E. Cohen, M.D., D.Phil.			X
Howard E Greene, Jr.		X
Douglas A. Roeder		Chairman	X
Jesse I. Treu, Ph.D.		X	Chairman
Christopher J. Twomey	Chairman

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Audit Committee

During 2015, our audit committee met four times (including telephonic meetings) and took action by written consent one time. Each of the members of the audit committee has been determined to be an “independent director” under applicable SEC rules and the applicable NASDAQ Listing Rules. Our board of directors has affirmatively determined that Mr. Twomey is designated as an “audit committee financial expert.”

Our audit committee’s responsibilities include:

•	appointing, terminating, compensating and overseeing the work of any independent auditor engaged to prepare or issue an audit report or to provide other audit, review or attest services;
•

reviewing all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•	determining the compensation of the independent auditors, and of other advisors hired by the audit committee;
•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
•	monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;
•	reviewing reports to management prepared by the internal audit function, as well as management’s response;
•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s formal written charter;
•	reviewing related party transactions for potential conflict of interest situations on an ongoing basis, and approving or rejecting such transactions; and
•	overseeing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

Compensation Committee

During 2015, our compensation committee met four times (including telephonic meetings) and did not take any action by written consent. Each of the members of the compensation committee has been determined to be an “independent director” under the applicable SEC rules and NASDAQ Listing Rules.

Our compensation committee’s responsibilities include:

•	developing, reviewing, and approving our overall compensation programs, and regularly reporting to the full board of directors regarding the adoption of such programs;
•

developing, reviewing and approving our cash and equity incentive plans, including approving individual grants or awards thereunder, with the exception of grants or awards to our chief executive officer which must be approved by our independent directors, and regularly reporting to the full board of directors regarding the terms of such plans and individual grants or awards;

•	reviewing and approving individual and Company performance goals and objectives that may be relevant to the compensation of executive officers and other key employees;
•

reviewing and approving the terms of any employment agreement, severance or change in control arrangements, or other compensatory arrangement with any executive officers or other key employees, with the exception of our chief executive officer for whom any such arrangements must be approved by our independent directors;

•	reviewing and discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in the annual proxy statement;
•	reviewing and assessing, on an annual basis, the adequacy of the compensation committee’s formal written charter; and
•	overseeing such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

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Nominating and Corporate Governance Committee

During 2015, our nominating and corporate governance committee met four times (including telephonic meetings) and did not take any action by written consent. Each of the members of the nominating and corporate governance committee has been determined to be an “independent director” under the applicable SEC rules and NASDAQ Listing Rules.

Our nominating and corporate governance committee’s responsibilities include:

•	identifying and screening candidates for our board of directors, and recommending nominees for election as directors;
•	assessing, on an annual basis, the performance of our board of directors and any committee thereof;
•	overseeing overall business risk and acquiring insurance policies;
•

reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, including each committee’s respective chair, if applicable;

•	reviewing and assessing, on an annual basis, the adequacy of the nominating and corporate governance committee’s formal written charter; and

•	generally advising our board of directors on corporate governance and related matters.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.

We have entered into an indemnification agreement with each of our directors, including Messrs. Roeder and Greene and Dr. Treu, who comprise our compensation committee.

Director Nomination Process

The goal of our nominating and corporate governance committee, which we refer to as “the committee” for purposes of this section, is to assemble a well-rounded board of directors that consists of directors with backgrounds that are complementary to one another, reflecting a variety of experiences, skills and expertise. In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board of directors, including candidates recommended by stockholders, the committee applies the following selection criteria, as set forth in the committee’s charter:

•	Each director should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity;
•

Each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, or interfere with the proper performance of his or her responsibilities;

•

Each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the committee will consider such factors as (i) personal skills and attributes, (ii) expertise in the areas of accounting, marketing, strategy, financial reporting or corporate governance, and (iii) professional experience in diabetes care or the healthcare industry, as well as other factors that would be expected to contribute to an effective board of directors;

•	Each director should have the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of board membership; and
•

Each director should demonstrate his or her understanding that his or her primary responsibility is to our stockholders, and that his or her primary goal is to serve the best interests of those stockholders, and not his or her personal interest or the interest of a particular group.

While we do not have a formal policy regarding board diversity, it is one of a number of factors that the committee takes into account in identifying and recommending nominees.

The committee believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

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The committee currently has a policy of evaluating nominees recommended by stockholders in the same manner as it evaluates other nominees. We do not intend to treat stockholder recommendations in any manner different from other recommendations. Under our amended and restated bylaws, stockholders wishing to propose a director nominee should send the required information to Tandem Diabetes Care, Inc., 11045 Roselle St., San Diego, CA 92121, Attention: Corporate Secretary. We have not received director candidate recommendations from our stockholders to date.

Codes of Conduct and Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer and other senior financial officers (our Chief Financial Officer, Vice President of Finance and other senior financial officers performing similar functions), which is designed to meet the requirements of Item 406 of Regulation S-K. We have also adopted a code of ethics that applies to all of our employees, officers and directors, which is designed to meet the requirements of the applicable NASDAQ Listing Rules. Each of these documents is available at http://investor.tandemdiabetes.com/governance.cfm.

Stockholder Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors as a whole, may send such communication to: Tandem Diabetes Care, Inc., 11045 Roselle St., San Diego, CA 92121, Attention: General Counsel. Stockholders seeking to communicate with an individual director, in his or her capacity as a member of our board of directors, may send such communication to the same address, to the attention of such individual director. We will generally forward any such stockholder communication to each director to whom such stockholder communication is addressed to the address specified by each such director, unless we determine that the communication is unduly hostile, threatening, illegal or otherwise unsuitable for receipt by the directors.

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Director Compensation

DIRECTOR COMPENSATION

During 2015, pursuant to our director compensation program, we paid our non-employee directors a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director is a member. The Chairman of the Board, and the Chairman of each committee, receives a higher retainer for such service. Under the program, the annual fees paid to non-employee directors for service on our board of directors, and for service on each committee of our board of directors of which the director is a member, were as follows:

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$44,000	$88,000
Audit Committee	$8,500	$23,000
Compensation Committee	$6,000	$17,000
Nominating and Corporate Governance Committee	$5,000	$9,000

Under our director compensation program, each non-employee director will receive an option to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each of these options will vest in equal monthly installments over a period of 36 months following the grant date, subject to the individual’s continued service as a director. Further, annually on November 15 of each year (or on the next business day if the 15th is a day on which financial markets are not operating), each non-employee director then serving on our board of directors will receive an option to purchase an additional 17,000 shares of our common stock (subject to pro-ration for each full month of service on our board of directors prior to such date). Each of these options will vest in equal monthly installments over a period of 12 months following the grant date, subject to the individual’s continued service as a director. The exercise price of all options granted to our non-employee directors will equal the closing price of our common stock on the date of grant. Each of these stock options, as well as any other equity awards to non-employee directors, is expected to be made pursuant to our 2013 Stock Incentive Plan, or 2013 Plan.

In November 2015, each non-employee director then serving on our board of directors received an option to purchase 17,000 shares of our common stock in accordance with the terms of our director compensation program, as described above. Dr. Anhalt received an option to purchase 25,000 shares of our common stock in connection with his election to our board of directors in March 2016.

We reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

In June 2014 we implemented the Tandem Diabetes Care, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Each of our non-employee directors is eligible to participate in the Deferred Compensation Plan and is able to elect to defer up to 100% of his cash retainer into the plan. During 2015 none of our non-employee directors elected to participate in the Deferred Compensation Plan.

Our director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Director Compensation Table

The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Dick P. Allen	55,000	87,319	142,319
Edward L. Cahill	52,500	87,319	139,819
Fred E. Cohen, M.D., D. Phil.	49,000	87,319	136,319
Howard E. Greene, Jr.	50,000	87,319	137,319
Douglas A. Roeder	61,000	87,319	148,319
Lonnie M. Smith (former Chairman of the board of directors)	96,500	87,319	183,819
Jesse I. Treu, Ph.D.	53,000	87,319	140,319
Christopher J. Twomey	67,000	87,319	154,319
(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our non-employee directors. These amounts reflect the grant date fair value of the options awarded to each of our non-employee directors during 2015 calculated in accordance with FASB ASC Topic 718. Information regarding assumptions made in valuing the option grants can be found in Note 6 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 24, 2016.

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The aggregate number of shares subject to outstanding stock option awards for each of our non-employee directors as of December 31, 2015 was as follows:

Name	Aggregate Number of Option Awards (#)
Dick P. Allen	67,710
Edward L. Cahill	51,000
Fred E. Cohen, M.D., D. Phil.	51,000
Howard E. Greene, Jr.	67,710
Douglas A. Roeder	51,000
Lonnie M. Smith (former Chairman of the board of directors)	55,000
Jesse I. Treu, Ph.D.	51,000
Christopher J. Twomey	75,888

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. Although not required by applicable law or our charter or bylaws, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has audited our financial statements since 2008.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against the proposal. Broker non-votes will be counted toward a quorum but will not be counted for the purpose of determining whether this proposal has been approved.

If our stockholders fail to ratify the appointment of Ernst & Young LLP, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THIS PROPOSAL

Audit and All Other Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and December 31, 2014, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Type of Fee	2015	2014
Audit Fees (1)	$588,357	$506,039
Audit-Related Fees (2)	6,654	25,525
Tax Fees (3)	15,000	10,000
All Other Fees (4)	—	—
Total	$610,011	$541,564
(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, review of our quarterly financial statements and our registration statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses.

(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code, or the Code, Section 382 study and general tax advice and planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. Our audit committee will consider whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The audit committee oversees our financial reporting process on behalf of the Company’s board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 16, “Communication with Audit Committees” of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 “Independence Discussions with Audit Committees”, and has considered the compatibility of non-audit services with the auditors’ independence.

We have met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. Our meetings with Ernst & Young LLP were held with and without management present. Members of the audit committee are not employed by the Company, nor does the audit committee provide any expert assurance or professional certification regarding the Company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We and the Company’s board of directors also recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

AUDIT COMMITTEE

Christopher J. Twomey, Chairman

Dick P. Allen

Edward L. Cahill

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Our executive officers, and their respective ages and positions with us as of March 31, 2016, are as follows:

Name	Age	Position
Kim D. Blickenstaff	63	President, Chief Executive Officer and Director
David B. Berger	46	Executive Vice President, General Counsel and Corporate Secretary
John Cajigas	50	Executive Vice President, Chief Financial Officer and Treasurer
Brian B. Hansen	48	Executive Vice President and Chief Commercial Officer
Susan M. Morrison	36	Chief Administrative Officer
John F. Sheridan	60	Executive Vice President and Chief Operating Officer

Mr. Blickenstaff’s biography can be found under the section entitled “Proposal 1—Election of Directors” above.

David B. Berger has served as our General Counsel since August 2013, as our Corporate Secretary since January 2015, and as Executive Vice President since January 2016. From January 2008 until August 2013, he served as Vice President and General Counsel of Senomyx, Inc. (NASDAQ: SNMX), a flavor technology company, and was promoted to Senior Vice President in January 2012. He served as Corporate Secretary of Senomyx from January 2008 until May 2014. From April 2003 until October 2007, Mr. Berger was responsible for all commercial aspects of legal affairs at Biosite, Inc., a medical diagnostics company. At Biosite, Mr. Berger most recently held the position of Vice President, Legal Affairs. Previously, Mr. Berger was an attorney at Cooley Godward LLP and Amylin Pharmaceuticals, Inc. Mr. Berger holds a B.A. in Economics from the University of California, Berkeley and a J.D. from Stanford Law School.

John Cajigas has served as our Chief Financial Officer and Treasurer since May 2008 and as Executive Vice President since January 2016. Prior to joining our company, Mr. Cajigas served in various accounting and finance positions, most recently as Vice President, Finance, of Biosite from August 1995 until August 2007. Prior to joining Biosite, Mr. Cajigas worked as an Audit Manager with Ernst & Young LLP, working primarily with clients in the technology and biotechnology industries. Mr. Cajigas is a certified public accountant (inactive) and holds a B.S. in Business Administration (Accounting) from San Diego State University.

Brian B. Hansen has served as our Executive Vice President and Chief Commercial Officer since February 2016. Prior to joining us, Mr. Hansen served from September 2014 as Chief Commercial Officer of Adaptive Biotechnologies Corp. From May 2013 to October 2014, Mr. Hansen served as Head of Commercial, Sales and Marketing, of Genoptix, a Novartis Company. From December 2005 to February 2013, he served in various roles of increasing responsibility at Gen-Probe, Inc., a medical diagnostics company, most recently serving as Senior Vice President, Global Sales and Services from January 2012 to February 2013. Mr. Hansen received an M.B.A. from the School of Business at San Diego State University and a B.S. in Business Administration from the University of Missouri – Columbia.

Susan M. Morrison has served as our Chief Administrative Officer since September 2013. From April 2013 until September 2013, she served as our Vice President, Human Resources, Corporate and Investor Relations. Ms. Morrison served as our Director, Corporate and Investor Relations, from January 2009 to March 2013, and was our Director, Corporate Services from November 2007 to December 2008. Prior to joining us, Ms. Morrison held various positions in Corporate and Investor Relations at Biosite from August 2003 through November 2007. Ms. Morrison holds a B.A. in Public Relations from Western Michigan University.

John F. Sheridan has served as our Executive Vice President and Chief Operating Officer since April 2013. Prior to joining our company, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company, now operating as BioTelemetry, Inc. (NASDAQ:BEAT). From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A. from Boston University.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2016, except as noted in the footnotes below, for:

•	each of our named executive officers (as defined in the section entitled “Executive Compensation” below);
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 31, 2016, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us or filed with the SEC by such stockholders. The address for each director and executive officer listed is: c/o Tandem Diabetes Care, Inc., 11045 Roselle Street, San Diego, California 92121.

Percentage of beneficial ownership is based on 30,278,153 shares of common stock outstanding as of January 31, 2016.

Name	Number of Shares Beneficially Owned	Warrants Exercisable by April 1, 2016	Options Exercisable by April 1, 2016	Percentage Beneficially Owned
5% or Greater Stockholders:
Delphi Ventures and Affiliated Entities(1)	3,668,019	—	—	12.1%
Domain Partners and Affiliated Entities(2)	3,243,448	358,359	—	11.8%
TPG Biotechnology Partners III, L.P.(3)	2,496,194	275,153	—	9.1%
HLM Venture Partners II, L.P.(4)	1,739,154	—	—	5.7%
Directors and Named Executive Officers:
Robert B. Anacone(5)	2,812	—	268,873	*
Kim D. Blickenstaff(6)	407,939	135,633	894,968	4.6%
John Cajigas(7)	46,516	5,228	230,777	*
John F. Sheridan	5,295	—	126,760	*
Dick P. Allen(8)	162,211	31,867	56,377	*
Henry Anhalt	—	—	—	*
Edward L. Cahill(9)	1,739,154	—	39,667	5.9%
Fred E. Cohen(10)	—	—	39,667	*
Howard E. Greene, Jr.(11)	117,865	25,933	56,377	*
Douglas A. Roeder(12)	3,668,019	—	39,667	12.2%
Jesse I. Treu(13)	3,243,448	358,359	39,667	11.9%
Christopher J. Twomey(14)	43,070	7,001	57,157	*
All directors and executive officers as a group (15 individuals)	9,467,168	567,275	2,253,812	37.1%

*	Represents beneficial ownership of less than one percent (1.0%)
(1)

Consists of (i) 3,632,552 shares held by Delphi Ventures VIII, L.P., and (ii) 35,467 shares held by Delphi BioInvestments VIII, L.P. (together, the “Delphi Funds”). Delphi Management Partners VIII, L.L.C. is the general partner of each of the Delphi Funds. The managing members of Delphi Management Partners VIII, L.L.C. are Douglas A. Roeder, one of our directors, James J. Bochnowski, David L. Douglass and Deepika R. Pakianathan, Ph.D. Delphi Management Partners VIII, LLC and each of the foregoing managing members may be deemed a beneficial owner of the reported shares, but each disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.

22  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

(2)

Consists of (i) 3,189,058 shares and warrants to purchase up to 352,351 shares held by Domain Partners VII, L.P., and (ii) 54,390 shares and warrants to purchase up to 6,008 shares held by DP VII Associates, L.P. (together, the “Domain Funds”). One Palmer Square Associates VII, L.L.C. is the general partner of each of the Domain Funds. The managing members of One Palmer Square Associates VII, L.L.C. are Jesse I. Treu, one of our directors, James Blair, Brian Dovey, Nicole Vitullo and Brian Halak. One Palmer Square Associates VII, L.L.C. and each of the foregoing managing members may be deemed a beneficial owner of the reported shares, but each disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with Domain Partners is c/o Domain Associates, L.L.C., One Palmer Square, Princeton, NJ 08542.

(3)

TPG Group Holdings (SBS) Advisors, Inc. is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG Biotechnology GenPar III Advisors, LLC, which is the general partner of TPG Biotechnology GenPar III, L.P., which is the general partner of TPG Biotechnology Partners III, L.P., which directly holds (i) 2,496,194 shares and (ii) warrants to purchase 275,153 shares. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. TPG Group Holdings (SBS) Advisors, Inc. and each of the foregoing shareholders may be deemed a beneficial owner of the reported shares, but each disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with TPG Group Holdings (SBS) Advisors, Inc. is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(4)

Consists of 1,739,154 shares that are held by HLM Venture Partners II, L.P. HLM Venture Associates II, L.L.C. is the general partner of HLM Venture Partners II, L.P.  The managing members of HLM Venture Associates II, L.L.C. are Edward L. Cahill, one of our directors, Peter J. Grua and Russell T. Ray.  HLM Venture Associates II, L.L.C. and each of the foregoing managing members may be deemed a beneficial owner of the reported shares but each disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein.  The address for all entities and individuals affiliated with HLM Venture Partners II, L.P. is c/o HLM Venture Partners, 222 Berkeley Street, Boston, MA 02116.

(5)	Mr. Anacone served as our Executive Vice President and Chief Commercial Officer until December 31, 2015.
(6)	Includes 407,939 shares and warrants to purchase up to 135,633 shares held by the Kim Blickenstaff Revocable Trust dated April 15, 2010.
(7)	Includes 41,463 shares and warrants to purchase up to 5,228 shares held by the John Cajigas and Mary E. Cajigas Family Trust, dated August 11, 2005 of which Mr. Cajigas is co-trustee.
(8)

Consists of (i) 121,598 shares and warrants to purchase up to 27,796 shares held by the Allen Family Trust dated October 12, 1981, (ii) 38,975 shares and warrants to purchase up to 4,071 shares held by Allen Cornerstone Ventures, L.P., (iii) 819 shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon and (iv) 819 shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon.  Mr. Allen is trustee of the Allen Family Trust dated October 12, 1981. Mr. Allen is managing partner of Allen Cornerstone Ventures, L.P. and Mr. Allen disclaims beneficial ownership of the shares held by Allen Cornerstone Ventures, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon, and disclaims beneficial ownership of such shares. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Jake Allen Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon, and disclaims beneficial ownership of such shares.

(9)

Consists of (i) the shares identified in footnote 5, and (ii) options granted to Mr. Cahill personally pursuant to our director compensation program. Mr. Cahill is one of our directors. Mr. Cahill, Peter J. Grua and Russell T. Ray are the managing members of HLM Venture Associates II, L.L.C., which is the general partner of HLM Venture Partners II, L.P. Mr. Cahill has shared voting and investment power over the shares held by HLM Venture Partners II, L.P. Mr. Cahill disclaims beneficial ownership of the shares held by HLM Venture Partners II, L.P., except to the extent of his proportionate pecuniary interest therein.

(10)

Consists of options granted to Dr. Cohen personally pursuant to our director compensation program. Dr. Cohen is one of our directors, and is a partner and managing director of TPG Biotech, which is an affiliate of TPG Biotechnology Partners III, L.P. Dr. Cohen has no voting or investment power over the shares held by TPG Biotechnology Partners III, L.P. Dr. Cohen disclaims beneficial ownership of the shares held by TPG Biotechnology Partners III, L.P.

(11)	Includes 117,865 shares and warrants to purchase up to 25,933 shares held by the Greene Family Trust.
(12)

Consists of (i) the shares identified in footnote 1, and (ii) options granted to Mr. Roeder personally pursuant to our director compensation program. Mr. Roeder is one of our directors. Mr. Roeder, James J. Bochnowski, David L. Douglass and Deepika R. Pakianathan, Ph.D are the managing members of Delphi Management Partners VIII, LLC, which is the general partner of each of the Delphi Funds. Mr. Roeder has shared voting and investment power over the shares held by the Delphi Funds. Mr. Roeder disclaims beneficial ownership of the shares held by the Delphi Funds, except to the extent of his proportionate pecuniary interest therein.

(13)

Consists of (i) the shares identified in footnote 2, and (ii) options granted to Dr. Treu personally pursuant to our director compensation program. Dr. Treu is one of our directors. Dr. Treu, James Blair, Brian Dovey, Nicole Vitullo and Brian Halak are the managing members of One Palmer Square Associates VII, L.L.C., which is the general partner of each of the Domain Funds. Dr. Treu has shared voting and investment power over the shares held by the Domain Funds. Dr. Treu disclaims beneficial ownership of the shares held by the Domain Funds, except to the extent of his proportionate pecuniary interest therein.

(14)

Consists of (i) 25,498 shares and warrants to purchase up to 4,291 shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002, and (ii) 17,572 shares and warrants to purchase up to 2,710 shares held by Twomey Family Investments, LLC.  Mr. Twomey is co-trustee of the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and has shared voting and investment power over the shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002.  Mr. Twomey is Co-Manager of Twomey Family Investments, LLC and Mr. Twomey disclaims beneficial ownership of the shares held by Twomey Family Investments, LLC, except to the extent of his proportionate pecuniary interest therein.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  23

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

This narrative discussion of the compensation philosophy, objectives, policies and arrangements that apply to our named executive officers and other senior management personnel is intended to assist your understanding of, and to be read together with, the Summary Compensation Table and related disclosures set forth below.

Named Executive Officers

For 2015, our “named executive officers” include our principal executive officer, our principal financial officer and our two other most highly compensated executive officers serving as of the end of the year. For 2015, our named executive officers were:

•	Kim D. Blickenstaff, who currently serves as our President and Chief Executive Officer, as well as a member of our board of directors, and is our principal executive officer;
•	John Cajigas, who currently serves as our Executive Vice President, Chief Financial Officer and Treasurer, and is our principal financial officer;
•	John F. Sheridan, who currently serves as our Executive Vice President and Chief Operating Officer; and
•	Robert B. Anacone, who served as our Executive Vice President and Chief Commercial Officer until December 31, 2015.

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract and retain talented executives with the skills necessary to lead us and create long-term value for our stockholders. We recognize that there is significant competition for talented executives, especially in the medical device industry, and it can be particularly challenging for early-stage companies to recruit experienced executives. When establishing our executive compensation program, our compensation committee, which we refer to as the committee for purposes of this “Executive Compensation” section, is guided by the following four principles:

•	Attract executives with the background and experience required for our future growth and success;
•	Provide a total compensation package that is competitive with other companies in the medical device industry that are similar to us in size and stage of growth;
•	Align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of equity-based awards; and
•

Tie a meaningful portion of potential total compensation to the achievement of our performance objectives, such as annual revenue, which can increase or decrease to reflect achievement with respect to the objectives.

The committee is primarily responsible for developing, reviewing and approving our compensation programs, including the compensation arrangements that apply to our named executive officers, and regularly reporting to our board of directors regarding the adoption of such programs. In particular, the committee is responsible for overseeing our cash and equity incentive plans, including approving individual grants or awards thereunder, with the exception of compensation arrangements for our chief executive officer which must be approved by our independent directors. The committee is also responsible for approving individual and company performance goals and objectives that are relevant to the compensation of our executive officers and other key employees.

The committee evaluates the total compensation of our named executive officers and other executives relative to available compensation information from companies in our industry that are similar to us in size and stage of growth. The committee’s historical practice has been to benchmark our executive salaries just above market at the 60th percentile compared to relevant survey data, in order to compete in the market for talented executives.

The committee has not established any formal policies or guidelines for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives in light of our compensation objectives, the committee relies on its judgment and experience rather than adopting a formulaic approach to compensation decisions.

24  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Historical Market Comparisons

Historically, the committee has reviewed compensation data from industry compensation surveys as a component of its executive compensation decision-making process. For compensation decisions prior to our initial public offering in November 2013, the committee reviewed compensation data provided by (i) surveys compiled by Radford, an independent national technology and life sciences compensation consulting firm, and (ii) Top 5, an independent consulting firm focused on executive compensation, sales force compensation and equity strategy development. The committee also reviewed an executive compensation survey report which provided compensation data from 206 private, venture-backed life sciences companies.

The committee used the information supplied in these reports and surveys to evaluate the total compensation, as well as each element of compensation, for each executive officer. The committee believes it is important to review this compensation data because we compete for executive talent and stockholder investment with the type of companies identified in the reports and surveys.

Independent Compensation Consultant

In connection with our initial public offering in November 2013, the committee authorized our management team to engage Barney & Barney to provide compensation consulting services directly to the committee, which included advising the committee on the selection of an appropriate peer group of other publicly traded healthcare companies, and collecting and analyzing compensation data from those companies.

During 2014, Barney & Barney performed an independent review of our compensation practices for both our executive officers, as well as our non-employee directors, as compared to the pre-established peer group. In December 2014, Barney & Barney presented preliminary results of its review to the committee, including a preliminary analysis comparing the outstanding equity awards made to our executive officers to the outstanding equity awards held by individuals with similar titles and levels of responsibility within the newly defined proposed peer group. Following a review and discussion of the composition of the proposed peer group, the committee requested that Barney & Barney consider potential changes to the peer group and present updated recommendations to the committee in early 2015 regarding compensation arrangements for the company’s management.

In January 2015, Barney & Barney presented an updated group of peer companies, which were selected primarily based on their similarities to us as of the time that the survey was performed, based on factors such as revenue, market capitalization, nature of operations, number of employees and location. The committee expressed its desire to generally maintain consistency between our 2015 peer group and our peer group from the previous year. This was also the reason that, in some instances, the committee determined to retain a company in our peer group in 2015 that appeared in our 2014 peer group, notwithstanding that the company may have fallen outside of the typical range with respect to one or more of the comparison criteria.

With respect to DexCom and Insulet, in particular, the committee recognized that both of those companies were significantly larger than us based on revenue, market capitalization and number of employees, but determined that they should be included in our peer group at that time because of our strong similarities to their respective operations and target customers. Accordingly, for the purpose of making decisions that established executive officer compensation during 2015, our peer group was comprised of the following 26 companies in the medical device and biotechnology industries, of which 17 companies were also part of our peer group during the prior year:

•	Abaxis	•	Depomed	•	Insulet	•	Sientra
•	Abiomed	•	DexCom	•	Intersect ENT	•	Spectranetics
•	Alphatec	•	Endologix	•	LDR Holding	•	Trivascular Technologies
•	Arena Pharmaceuticals	•	Exactech	•	Natus Medical	•	Volcano
•	Atrion	•	Genomic Health	•	Nevro	•	Zeltiq Aesthetics
•	BioTelemetry	•	HeartWare	•	Quidel
•	Cutera	•	Inogen	•	Sequenom

During 2015, the committee again authorized our management team to engage Barney & Barney to perform an independent review of our compensation practices for both our executive officers, as well as our non-employee directors, based on a newly defined peer group, which we refer to as our 2016 peer group. The results of this analysis was used by the committee in early 2016 to make decisions regarding compensation arrangements for the company’s management and independent directors applicable for 2016.

As in the prior year, our 2016 peer group was selected primarily based on their similarities to us as of the time that the survey was performed, based on factors such as revenue, market capitalization, nature of operations, number of employees and location. The committee again expressed its desire to generally maintain consistency between this group and our peer group from the previous year, but also acknowledged that some of the companies in the previous peer group had been acquired or experienced significant changes in certain factors that would no longer make them appropriate peers at the time that the peer group was selected.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  25

Following a review and discussion of the composition of the proposed peer group, for the purpose of making decisions that established executive officer compensation in 2016 our peer group was comprised of the following 23 companies in the medical device and biotechnology industries, of which 16 companies were also part of our 2015 peer group:

•	AtriCure	•	Entellus Medical	•	Intersect ENT	•	Sequenom
•	Atrion	•	Exactech	•	Invuity	•	Sientra
•	BioTelemetry	•	Fluidigm	•	LDR Holding	•	Trivascular Technologies
•	Cardiovascular Systems	•	Genmark Diagnostics	•	Nevro	•	Vascular Solutions
•	Cutera	•	Inogen	•	Orexigen Therapeutics	•	Zeltiq Aesthetics
•	Endologix	•	Insulet	•	Quidel

Barney & Barney also provided insurance brokerage services to us during 2014 and 2015 and continues to do so. In particular, during 2015 Barney & Barney earned commission payments totaling approximately $323,000 in connection with insurance brokerage services that they provided to us during the year. We also paid Barney & Barney approximately $32,000 for the compensation consulting services described above during 2015 and early 2016. The committee has considered whether the work of Barney & Barney as a compensation consultant has raised any potential conflicts of interest, taking into account the following factors: (i) the amount of fees paid by us to Barney & Barney as a percentage of that firm’s total revenue; (ii) the provision of other services to us by Barney & Barney; (iii) Barney & Barney’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the committee; (v) any business relationship of Barney & Barney, or business or personal relationship of the individual compensation advisors, with any of our executive officers; and (vi) any ownership of our stock by Barney & Barney or the individual compensation advisors. Based on the above factors, the committee has concluded that the work of Barney & Barney, including that performed by the individual compensation advisors employed by Barney & Barney, has not created any conflict of interest.

Compensation Elements

In light of the committee’s review of the compensation survey data and the additional information provided by Barney & Barney as set forth above, and in furtherance of our compensation philosophy and objectives, the executive compensation program for our named executive officers generally consists of a base salary, a cash incentive program, equity-based awards and other benefits.

Base Salary

We pay base salaries to attract and retain key executives with the necessary experience to contribute to our future growth and success. Base salaries reflect each executive officer’s responsibility level, tenure with us, individual performance and business experience.

The committee establishes base salaries after reviewing industry compensation data as discussed above. In keeping with its philosophy of paying just above market salaries in order to attract executive talent and stay competitive in the market, the committee generally sets base salaries at approximately the 60th percentile of the base salaries paid to executives with similar titles and levels of responsibility at the surveyed companies. Salaries are then reviewed periodically and adjusted as warranted in response to updated data regarding comparable market salaries, as well as factors such as individual performance and responsibility level.

In January 2016, based on the authority delegated to it by the board of directors, the committee approved the following base salaries for each of our named executive officers that were employed at that time:

Name	2016 Base Salary
Kim D. Blickenstaff	$583,495
John Cajigas	$375,000
John F. Sheridan	$375,000

26  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

2015 Cash Bonus Plan

For 2015, we adopted a cash incentive program, or the 2015 Cash Bonus Plan, that applied to each of our executive officers, as well as to certain other senior management personnel. The committee approved the 2015 Cash Bonus Plan because it believes that aligning the payment of cash incentives with the achievement of a specified company performance objective creates long-term value for us and aligns the compensation of our executive officers with the interests of our stockholders.

Under the terms of the 2015 Cash Bonus Plan, cash bonuses may be earned based on achievement by the Company of specified financial performance objectives and product development milestones.  The percentage of the target cash bonus for each named executive officer that is subject to the financial performance objectives and product development milestones, respectively, is set forth in the table below:

Targets	Percentage of Target Bonus
Financial Performance Objectives	80%
Product Development Milestones	20%
TOTAL	100%

However, under the terms of the 2015 Cash Bonus Plan, our board of directors and the committee also retained the flexibility to consider other factors deemed appropriate in their discretion.

The target cash incentive amount for each named executive officer was set as a percentage of the executive officer’s base salary. Specifically, Mr. Blickenstaff’s target cash incentive under the 2015 Cash Bonus Plan was 80% of his 2015 base salary, and the target cash incentive for Messrs. Cajigas, Sheridan and Anacone was 50% of their respective 2015 base salaries.

In January 2016 the committee determined that we achieved in aggregate approximately 87% of the financial performance objectives and product development milestones under the 2015 Cash Bonus Plan. Based on that level of achievement, the committee awarded Messrs. Blickenstaff, Cajigas and Sheridan payments in the amounts set forth opposite their names in the table below and did not award any incremental discretionary cash bonus payments:

Name	2015 Cash Bonus
Kim D. Blickenstaff	$392,959
John Cajigas	$156,291
John F. Sheridan	$156,291

Concurrently, the committee also approved the payout of a cash bonus to Mr. Anacone, pursuant to the terms of the 2015 Cash Bonus Plan and the Retirement Agreement between the Company and Mr. Anacone, or Retirement Agreement. Pursuant to the Retirement Agreement, we agreed to, among other things, pay Mr. Anacone any cash incentive bonus earned with respect to the fiscal year ending December 31, 2015, in accordance with the terms and conditions of the 2015 Cash Bonus Plan. The actual cash bonus payout for Mr. Anacone was determined using the same methodology applied to the other participants in the 2015 Cash Bonus Plan. The cash bonus awarded to Mr. Anacone was $156,291.

2016 Cash Bonus Plan

For 2016, we adopted a cash incentive plan, or the 2016 Cash Bonus Plan, that will be utilized to calculate the cash bonuses that may become payable to our executive officers and other senior management personnel with respect to fiscal year 2016. In January 2016, based on the authority delegated to it by the board of directors, the committee approved the 2016 Cash Bonus Plan in order to align plan participants with our business goals and strategies and to further the objectives of our executive compensation program.

The target cash bonus amount for each plan participant is set as a percentage of the participant’s base salary as determined by the committee. The 2016 base salary, target percentage and resulting target cash bonus amount for each named executive officer is set forth in the table below:

Name	2016 Base Salary	Target Percentage		Target Cash Bonus
Kim D. Blickenstaff	$583,495	80	% (1)	$466,796
John Cajigas	$375,000	50%		$187,500
John F. Sheridan	$375,000	50%		$187,500
(1)	Mr. Blickenstaff’s target bonus percentage will be reduced to 40% of his base salary ($233,398) if the Financial Performance Objectives (Part II), as described below, are not met.

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Cash bonuses may be earned under the 2016 Cash Bonus Plan based on the achievement by the Company of specified financial performance objectives and product development milestones.

The percentage of the target cash bonus for each named executive officer that is subject to the financial performance objectives and product development milestones, respectively, is set forth in the table below:

Targets	Percentage of Target Bonus
Financial Performance Objectives (Part I)	60%
Financial Performance Objectives (Part II)	20%
Product Development Milestones	20%
TOTAL	100%

Bonus payments under the 2016 Cash Bonus Plan, if any, will be made at the discretion of the board of directors or the committee. The financial performance components and product development components of the 2016 Cash Bonus Plan may be earned independent of one another. If the Company does not achieve any portion of any of the financial performance components or the product development components of the 2016 Cash Bonus Plan, no payouts will be made unless the board of directors or the committee, in its sole discretion, determines that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis.

28  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Company Financial Performance Objectives (Part I)

The portion of the cash bonuses that relates to the Company financial performance objectives (Part I) may be earned based on the Company’s actual revenue for fiscal year 2016 as compared to a pre-established 2016 revenue target, or the Revenue Target, provided that the Company also achieves at least a minimum annual operating margin percentage, or the Minimum Operating Percentage Target.  Subject to the foregoing, the Company financial performance objectives (Part I) portion of the cash bonuses may be earned under the 2016 Cash Bonus Plan as follows:

•

A minimum percentage growth rate over the Company’s actual 2015 revenue, which places the Company’s revenue for 2016 at 75% of the Revenue Target, or the Minimum Revenue Target, must be achieved for any bonus to be earned under this portion of the 2016 Cash Bonus Plan.

•

If the Company’s actual revenues are between the Minimum Revenue Target and the Revenue Target, the goal achievement for the financial performance objectives will be calculated proportionately based on the percent of the Revenue Target actually achieved. If the Company’s actual revenues exceed the Revenue Target, the goal achievement for the financial performance objectives will be calculated proportionately as a percentage of the Revenue Target.

Potential Incremental Bonus under Company Financial Performance Objectives (Part I)

If the Company’s actual revenues are above 100% of the Revenue Target, and provided that the Company also achieves the Minimum Operating Percentage Target, then the 2016 Cash Bonus Plan has two levels of potential incremental overall goal achievement:

•

If the Company’s actual revenues are above 100% of the Revenue Target and up to 105% of the Revenue Target, the percentage of overall goal achievement under the 2016 Cash Bonus Plan will first be calculated as described above, and then for each percent of revenue achievement above 100% of the Revenue Target and up to 105% of the Revenue Target, an additional 1% will be added to the overall revenue goal achievement under the 2016 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of revenue goal achievement; or

•

If the Company’s actual revenues are above 105% of the Revenue Target, the percentage of overall goal achievement under the 2016 Cash Bonus Plan will first be calculated as described above, and then for each percent of revenue achievement above 100% of the Revenue Target, an additional 4% will be added to the overall revenue goal achievement under the 2016 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of revenue goal achievement.

Company Financial Performance Objectives (Part II)

The portion of the cash bonuses that relates to the Company financial performance objectives (Part II) may be earned based on the Company’s actual quarterly Earnings before Interest, Taxes, Depreciation and Amortization (and further excluding non-cash stock-based compensation expense) (“EBITDA”) for fiscal year 2016.  The Company financial performance objectives (Part II) portion of the cash bonuses may be earned under the 2016 Cash Bonus Plan for each positive EBITDA quarter achieved in 2016, provided that the Company also achieves sequential quarterly improvement of EBITDA.

Potential Incremental Bonus under Company Financial Performance Objectives (Part II)

If the Company achieves a positive EBITDA quarter during 2016, in each positive EBITDA quarter achieved, the 2016 Cash Bonus Plan has two levels of potential incremental overall goal achievement:

•

If the Company’s actual positive EBITDA is above 0% of the respective quarter’s revenue and up to 9% of the respective quarter’s revenue, for each percent of EBITDA achievement above 0% of the respective quarter’s revenue and less than 9% of the respective quarter’s revenue, an additional 1% will be added to the overall EBITDA goal achievement under the 2016 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of EBITDA goal achievement; or

•

If the Company’s actual positive EBITDA is 9% or greater of the respective quarter’s revenue, for each percent of EBITDA achievement of 0% or greater of the respective quarter’s revenue, an additional 4% will be added to the overall EBITDA goal achievement under the 2016 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of EBITDA goal achievement.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  29

Company Product Development Milestones

The portion of the cash bonuses that relates to the Company product development milestones generally may be earned if the Company submits regulatory filings or obtains regulatory clearance and launches certain products under development within specified time periods.  Subject to the committee’s final discretion, an individual product development milestone must be achieved within a required time period for the applicable portion of the 2016 Cash Bonus Plan to be achieved. Overall goal achievement of the Company’s product development milestones will be based on the portion of the product development milestones that the Company actually achieves during fiscal year 2016. The incremental bonus calculated for the Financial Performance Objectives (Part I) will also apply to this portion of the bonus to the extent the development milestones are achieved.

Equity-Based Awards

In keeping with our executive compensation philosophy, the committee believes that meaningful equity ownership is important to align the interests of our executives with those of our stockholders and to provide our executives with incentives to create long-term value for our stockholders. The executives’ interests are aligned with stockholders because, as the value of the Company increases over time, the value of the executives’ equity grants increases as well. The committee also believes that granting equity awards that vest over time promotes the retention of our executives.

Prior to the completion of our initial public offering, our outstanding equity awards were principally granted pursuant to the 2006 Stock Incentive Plan, or 2006 Plan. The 2006 Plan allowed for the issuance of equity awards to our officers, directors and employees in the form of stock options or restricted stock. Following the completion of our initial public offering, the committee and our board of directors has determined not to make any further awards under the 2006 Plan.

In connection with our initial public offering, our board of directors and stockholders approved the 2013 Plan. The 2013 Plan allows for the issuance of equity awards to our officers, directors and employees in the form of stock options, restricted stock, stock appreciation rights, or SARs, and restricted stock units, or RSUs.

When determining the number of equity awards to be granted to each executive, the committee generally considers several factors, including the position and level of responsibility of the executive, the executive’s tenure with us, and survey data with respect to the level of equity ownership by executives with similar titles and levels of responsibility at the surveyed companies. The committee also takes into account achievement of the Company with respect to significant milestones during the period prior to the grant date, such as completing financing transactions and receiving regulatory clearance or approval to commercialize products.

In May 2015, the independent directors of our board of directors approved the grant of the following number of stock options to each of our named executive officers pursuant to the 2013 Plan as follows:

Name	Aggregate Number of Option Awards (#)
Kim D. Blickenstaff	157,900
Robert B. Anacone	56,400
John Cajigas	56,400
John F. Sheridan	56,400

Each of the options vests over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months. The number of options granted to each named executive officer was also determined by reference to the factors discussed above.

We expect that future equity awards will be granted to our named executive officers and other employees pursuant to the 2013 Plan. For additional information, see the section entitled “Executive Compensation—Stock Incentive Plans” below.

30  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Benefits

We have adopted a defined contribution 401(k) plan for the benefit of our employees. Employees are eligible to participate in the plan beginning on the first day of the calendar quarter following their date of hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. We do not match contributions at this time.

In June 2014 we adopted and approved the Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified deferred compensation program that we sponsor to provide non-employee directors and certain of our management employees designated by our board of directors the opportunity to defer compensation under the plan. The effective date for the Deferred Compensation Plan for the first year was July 1, 2014, and thereafter the plan year runs from January 1 to December 31. There is no limit to the amount that a participant may defer under the Deferred Compensation Plan, whether in a particular plan year or in the aggregate. Our board of directors may also elect to make additional discretionary contributions to be credited to the account of any or all participants in the Deferred Compensation Plan; however, no such contributions have been made since the inception of the plan. All contributions by a participant, and any discretionary contributions that we make in the future, will fully vest immediately. We established a trust for the purpose of reserving any benefits that may become payable under the Deferred Compensation Plan. Distributions from the Deferred Compensation Plan will be governed by the Code and the terms of the plan.

We also offer a standard benefits package that we believe is necessary to attract and retain key executives. Our named executive officers are eligible to participate in our health and welfare benefit plans. We also pay the premiums for long-term disability insurance and life insurance for our named executive officers.

Hedging and Pledging Policy

Our Insider Trading Policy prohibits our employees, including our named executive officers, from engaging in transactions to “hedge” ownership of our stock, including short sales or trading in any derivatives involving our securities. We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also prohibit pledging of our common stock. There are no outstanding pledged shares.

Clawback Policy

In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required, as a result of misconduct, to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received as a result of the material noncompliance. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Tax and Accounting Considerations

Section 162(m) of the Code generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers in excess of $1 million in a calendar year, unless such compensation qualified as “performance-based compensation” within the meaning of Section 162(m) of the Code. We are mindful of the benefit to us and our stockholders of the full deductibility of compensation and have taken steps so that both the cash and equity awards that we grant may qualify for deductibility under Section 162(m) of the Code. However, the committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance to enhance retention, or to otherwise further our compensation objectives, consistent with our compensation philosophy. In addition, awards that we grant that are intended to qualify as performance-based awards may not necessarily qualify for such status under Section 162(m) of the Code.

The committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

Employment Agreements

We have not entered into employment agreements with any of our current executive officers to date.

Employment Severance Agreements

Our board of directors has approved employment severance agreements with all of our senior management personnel, including our named executive officers. Our board of directors believes it is important to provide our executive officers with severance benefits under limited circumstances in order to provide them with enhanced financial security and sufficient incentive and encouragement to remain employed by us.

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Pursuant to the terms of each of the severance agreements, if within three months prior or 12 months following a “change of control” (as defined in the severance agreements), the executive officer’s employment is terminated as a result of (i) an involuntary termination or (ii) a resignation for good reason (each as defined in the severance agreements), then the executive will continue to receive salary at the salary amount in effect at the time of such termination (less applicable withholdings and deductions) for the applicable severance period beginning immediately following such termination as well as the executive’s target bonus for the year in which the termination occurs. The executive will also vest in and have the right to exercise all outstanding options, restricted stock awards and SARs that were unvested as of the date of such termination. Additionally, all of our repurchase rights with respect to any vested and unvested restricted stock will lapse and any right to repurchase any of our common stock will terminate.

If within 12 months following a change of control, the executive officer’s employment is terminated as a result of voluntary resignation, termination for cause, disability or death, then the executive officer will not be entitled to receive severance change of control benefits except for those as may be established under our then-existing severance and benefit plans and practices or pursuant to other written agreements between us and such executive officer.

Pursuant to the terms of each of the severance agreements, upon the termination of the executive officer’s employment for any reason, we will pay the executive:

•	any unpaid base salary due for periods prior to the termination date;
•	all of the executive’s accrued paid time off through the termination date; and
•	all expenses reasonably and necessarily incurred and submitted on proper expense reports in connection with our business prior to the termination date.

The severance agreements are substantially identical for each of the executive officers except that the severance period for Mr. Blickenstaff is 24 months and the severance period for each of Messrs. Cajigas and Sheridan is 18 months.

The benefits payable under the severance agreements may be immediately terminated in certain circumstances, including the unauthorized use by an executive officer of our material confidential information or any prohibited or unauthorized competitive activity undertaken by an executive officer.

We entered into a Retirement Agreement with Mr. Anacone on November 23, 2015. Pursuant to the Retirement Agreement, Mr. Anacone continued to be a full-time employee of the Company through December 31, 2015, or the Separation Date, at which time Mr. Anacone’s employment with the Company terminated. The Retirement Agreement superseded and replaced in full the severance agreement that we had with Mr. Anacone.

Pursuant to the Retirement Agreement, we agreed to pay Mr. Anacone (i) any base salary that had accrued but was not paid as of the Separation Date, (ii) for any accrued but unused vacation days as of the Separation Date, (iii) any cash incentive bonus earned with respect to the fiscal year ending December 31, 2015, in accordance with the terms and conditions of the 2015 Cash Bonus Plan regardless of his employment status on the actual payment date, and (iv) COBRA group health insurance premiums for Mr. Anacone and his eligible dependents until December 31, 2016.

In addition, under the terms of the Retirement Agreement, the Company entered into a Consulting Agreement with Mr. Anacone pursuant to which Mr. Anacone will be available, upon request, to provide consulting services to the Company relating to commercial sales and marketing activities.  Mr. Anacone will be available to provide consulting services from the Separation Date until December 31, 2016, unless the Consulting Agreement is sooner terminated in accordance with its terms. During the consulting period, the Company will, among other things, pay Mr. Anacone a bi-weekly rate of $13,865.39, up to a maximum of $360,500.

32  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Summary Compensation Table

The following table provides a summary of the compensation of our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013 as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Kim D. Blickenstaff	2015	$566,310	$—	$1,093,333	$392,959	$2,772	$2,055,374
President, Chief Executive Officer and Director	2014	$532,692	$—	$—	$254,180	$2,774	$789,646
	2013	$384,615	$87,500	$8,170,159	$—	$46,910	$8,689,184
Robert B. Anacone	2015	$365,925	$—	$390,525	$156,291	$72,695	$985,436
Former Executive Vice President and Chief Commercial Officer(5)	2014	$347,115	$—	$—	$99,378	$22,609	$469,102
John Cajigas	2015	$360,379	$—	$390,525	$156,291	$630	$907,825
Executive Vice President, Chief Financial Officer and Treasurer(5)	2013	$295,385	$67,200	$2,515,924	$—	$632	$2,879,141
John F. Sheridan	2015	$360,379	$—	$390,525	$156,291	$3,105	$910,300
Executive Vice President and Chief Operating Officer(5)	2014	$347,115	$—	$—	$99,378	$1,808	$448,301

(1)	We did not pay any discretionary bonuses to our named executive officers in 2015 or in 2014.
(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our named executive officers. These amounts reflect the grant date fair value of the options awarded to each of our named executive officers calculated in accordance with FASB ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding calculation of the award value of these stock options, including assumptions and methodologies to value the option grants can be found in Note 6 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 24, 2016. We did not grant any equity awards to our named executive officers during 2014.

(3)	These amounts reflect cash bonuses paid under the 2015 Cash Bonus Plan and 2014 Cash Bonus Plan.
(4)

The dollar amounts listed reflect the payout in 2013 of accumulated vacation pay of $44,137 for Mr. Blickenstaff that was in excess of our maximum accrual limits and was paid to him in cash. The dollar amounts listed reflect the payout in 2015 of accumulated vacation pay of $49,433 for Mr. Anacone upon his termination on December 31, 2015 which was paid to him in cash. During fiscal year 2015 and fiscal year 2014, Mr. Anacone and his spouse participated in our incentive award trip for selected members of our sales team.  Amounts listed include the incremental cost to us of meals, entertainment and other expenses for Mr. Anacone and his spouse of $12,723 and $12,381 for fiscal years 2015 and 2014, respectively. The amounts listed also include statutory tax for Mr. Anacone of $7,660 and $7,454 for fiscal years 2015 and 2014, respectively, with respect to the imputed income associated with the trip. The dollar amounts listed reflect the cell phone allowance of $333 for Mr. Sheridan, which was paid to him in cash in 2015. All other amounts for all individuals in all years reflect the value of premiums paid by us for group term life insurance.

(5)

Messrs. Anacone and Sheridan were not named executive officers in 2013, so their compensation for 2013 has been excluded. Mr. Cajigas was not a named executive officer in 2014, so his compensation for 2014 has been excluded.

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Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Kim D. Blickenstaff	574,718	—	$1.11	4/23/2023
	285,938	263,062 (3)	$15.00	11/13/2023
	—	157,900 (4)	$11.92	5/21/2025
Robert B. Anacone	7,460	—	$11.73	3/16/2019
	6,863	—	$10.72	8/20/2019
	5,968	—	$7.04	10/20/2021
	158,749	—	$1.11	4/23/2023
	80,208	73,792 (3)	$15.00	11/13/2013
	—	56,400 (4)	$11.92	5/21/2025
John Cajigas	119,360	—	$1.11	4/23/2023
	99,479	91,521 (3)	$15.00	11/13/2023
	—	56,400 (4)	$11.92	5/21/2025
John F. Sheridan	59,820	52,220 (2)	$1.11	4/23/2023
	51,563	47,437 (3)	$15.00	11/13/2023
	—	56,400 (4)	$11.92	5/21/2025

(1)	The expiration date of all option awards is ten years from the date of grant.
(2)

This amount represents options to purchase shares of our common stock that were granted on April 23, 2013 and remained unvested as of December 31, 2015. The shares underlying these options vested as to 25% of the shares on April 23, 2014, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until April 23, 2017, provided that the option holder continues to provide services to us through such dates.

(3)

This amount represents options to purchase shares of our common stock that were granted on November 13, 2013 and remained unvested as of December 31, 2015.  The shares underlying these options vested as to 25% of the shares on November 13, 2014, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until November 13, 2017, provided that the option holder continues to provide services to us through such dates.

(4)

This amount represents options to purchase shares of our common stock that were granted on May 21, 2015 and remained unvested as of December 31, 2015.  The shares underlying these options will vest as to 25% of the shares on May 21, 2016, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until May 21, 2019, provided that the option holder continues to provide services to us through such dates.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by our named executive officers during the fiscal year ended December 31, 2015.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Kim D. Blickenstaff	—	$—
Robert B. Anacone	—	$—
John Cajigas	—	$—
John F. Sheridan	53,000	$587,791
(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our named executive officers. Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

34  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Stock Incentive Plans

As of December 31, 2015, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under the 2006 Stock Incentive Plan and the 2013 Stock Incentive Plan are set forth in the table below. The table below also reflects the number of shares reserved for issuance and number of shares remaining available for future issuance under the 2013 Employee Stock Purchase Plan. The committee and our board of directors have determined not to make any further awards under the 2006 Stock Incentive Plan.

Name	Number of Shares Reserved for Issuance	Number of Shares Issued	Number of Shares Underlying Outstanding Options	Number of Shares Remaining Available for Future Issuance
2006 Stock Incentive Plan	1,983,630	478,224	1,983,630	—
2013 Stock Incentive Plan	5,755,189	—	3,765,385	1,989,804
2013 Employee Stock Purchase Plan	468,242	553,561	-	468,242

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan, or 2006 Plan, was approved by our board of directors in September 2006, was subsequently approved by our stockholders in July 2007 and was most recently amended in April 2013.

We have reserved an aggregate of 1,983,630 shares of our common stock for issuance pursuant to awards that were outstanding under the 2006 Plan as of December 31, 2015.

The 2006 Plan permits us to make grants of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and options that do not so qualify, which are referred to as non-qualified stock options. Incentive stock options may only be issued to our employees. Non-qualified stock options may be issued to employees, officers, directors, consultants and other service providers. The option exercise price of each option granted pursuant to the 2006 Plan is determined by the committee, and may not be less than 100% of the fair market value of the common stock on the date of grant, subject to certain exceptions. The term of each option is fixed by the committee and may not exceed ten years from the date of grant. All option grants under the 2006 Plan are made pursuant to a written option agreement.

The 2006 Plan also permits us to make grants of restricted stock. Restricted stock awards may be issued to employees, officers, directors, consultants and other service providers. The purchase price for the restricted stock awards granted pursuant to the 2006 Plan is determined by the committee, and may not be less than 85% of the fair market value of the common stock on the date of grant, subject to certain exceptions. All restricted stock grants under the 2006 Plan are made pursuant to a written restricted stock agreement.

The 2006 Plan is administered by the committee. The committee has the authority to manage and control the administration of the 2006 Plan. In particular, the committee has the authority to determine the persons to whom awards are granted and the number of shares of common stock underlying each award. In addition, the committee has the authority to accelerate the exercisability or vesting of any award, and to determine the specific terms and conditions of each award. However, the committee typically recommends specific equity grants to each executive officer, which grants are then approved by our full board of directors.

With respect to options granted under the 2006 Plan, the committee may provide that, in the event of a “change in control,” vesting will accelerate automatically effective as of immediately prior to the change in control. The committee has the discretion to provide other terms and conditions that relate to the vesting of options upon a change in control, or for the assumption of options in the event of a change in control. Outstanding options terminate upon a change in control except to the extent they are assumed in the change in control transaction. With respect to restricted stock granted under the 2006 Plan, in the event of a change in control, all repurchase rights automatically terminate immediately prior to the change in control, and the shares immediately vest in full, except to the extent that the acquiring entity provides for the assumption of the restricted stock award, or such accelerated vesting is precluded by other limitations imposed by the committee at the time the restricted stock is issued.

The committee may amend, suspend or terminate the 2006 Plan at any time, subject to compliance with applicable law. The committee may also amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

The committee and our board of directors have determined not to make any further awards under the 2006 Plan following the completion of our initial public offering.

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2013 Stock Incentive Plan

Our board of directors and our stockholders have approved the 2013 Stock Incentive Plan, or 2013 Plan. The 2013 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to the advancement and betterment of our company, by providing them an opportunity to participate in the ownership of our company and thereby have an interest in its success and increased value.

We have reserved an aggregate of 5,755,189 shares of our common stock for issuance under the 2013 Plan as of December 31, 2015. This number is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reclassification, stock dividend or other change in our capital structure. In the event that an award terminates or expires for any reason, any shares subject to the award may be used again for new grants. However, shares which are (i) not issued or delivered as a result of the net settlement of outstanding SARs, or options, (ii) used to pay the exercise price related to outstanding options, (iii) used to pay withholding taxes related to outstanding options or SARs or (iv) repurchased on the open market with the proceeds from an option exercise, will not be available for grant under the 2013 Plan.

The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2015 through January 1, 2022, by the least of (i) 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or (ii) a number determined by our board of directors that is less than (i).

The 2013 Plan permits us to make grants of (i) incentive stock options pursuant to Section 422 of the Code and (ii) non-qualified stock options. Incentive stock options may only be issued to our employees. Non-qualified stock options may be issued to our employees, directors, consultants and other service providers. The option exercise price of each option granted pursuant to the 2013 Plan is determined by the committee and may not be less than 100% of the fair market value of the common stock on the date of grant, subject to certain exceptions. The term of each option is fixed by the committee and may not exceed ten years from the date of grant. All option grants under the 2013 Plan are made pursuant to a written option agreement.

The 2013 Plan permits us to sell or make grants of restricted stock. Restricted stock may be sold or granted to our employees, directors, consultants and other service providers (or those of any current or future parent or subsidiary of our company). Restricted stock issued under the 2013 Plan is sold or granted pursuant to a written restricted stock purchase agreement.

The 2013 Plan also permits us to issue SARs. SARs may be issued to our employees, directors, consultants and other service providers. The base price per share of common stock covered by each SAR may not be less than 100% of the fair market value of the common stock on the date of grant, subject to certain exceptions. SAR grants under the 2013 Plan are made pursuant to a written SAR agreement.

Further, the 2013 Plan permits us to issue RSUs. RSUs may be issued to our employees, directors, consultants and other service providers. RSU grants under the 2013 Plan are made pursuant to a written RSU agreement.

The 2013 Plan is administered by the committee, which has the authority to control and manage the operation and administration of the 2013 Plan. In particular, the committee has the authority to determine (i) the persons to whom, and the time or times at which, incentive options, nonqualified stock options, restricted stock, SARs or RSUs will be granted, (ii) the number of shares to be represented by each option agreement or covered by each restricted stock purchase agreement, SAR agreement or RSU agreement and (iii) the exercise price of such options and the base price of such SARs. In addition, the committee has the authority to accelerate the exercisability or vesting of any award, and to determine the specific terms, conditions and restrictions of each award.

Unless provided otherwise within each written option agreement, restricted stock purchase agreement, SAR agreement or RSU agreement as the case may be, the vesting of all options, restricted stock, SARs and RSUs granted under the 2013 Plan will accelerate automatically in the event of a “change in control” (as defined in the 2013 Plan) effective as of immediately prior to the consummation of the change in control unless (i) such equity awards are to be assumed by the acquiring or successor entity (or parent thereof), (ii)equity awards of comparable value are to be issued in exchange therefor, or (iii) the equity awards granted under the 2013 Plan are to be replaced by the acquiring entity with other incentives under a new incentive program containing such terms and provisions as the committee in its discretion may consider equitable.

Our board of directors may from time to time alter, amend, suspend or terminate the 2013 Plan in such respects as our board of directors may deem advisable, provided that no such alteration, amendment, suspension or termination may be made which would substantially affect or impair the rights of any participant under any awards previously granted without such participant’s consent.

No awards may be granted under the 2013 Plan after the date that is ten years from the date the 2013 Plan was approved by our stockholders.

36  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

2013 Employee Stock Purchase Plan

Our board of directors and our stockholders have approved the 2013 Employee Stock Purchase Plan, or ESPP. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success.

The ESPP authorizes the issuance of shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. We have reserved an aggregate of 1,021,803 shares of our common stock for issuance under the ESPP as of December 31, 2015. This number is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reclassification, stock dividend or other change in our capital structure.

The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2014 through January 1, 2022, by the least of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or (ii) a number determined by our board of directors that is less than (i). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Our board of directors has delegated its authority to administer the ESPP to the committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Employees may have to satisfy one or more service requirements before participating in the ESPP, as determined by our board of directors. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights were to be granted, such employee would have voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

In the event of a change in our capital structure through a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, our board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year and (iii) the number of shares and purchase price of all outstanding purchase rights.

In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within a specified period prior to such corporate transaction, and such purchase rights will terminate immediately. A corporate transaction generally has the same meaning as such term is used in the 2013 Plan.

Our board of directors has the authority to amend or terminate our ESPP, provided that, except in certain circumstances, any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or the applicable NASDAQ Listing Rules.

Compensation Risk Assessment

We believe that, although a portion of the compensation provided to our executives and other employees is subject to the achievement of specified Company performance criteria, our executive compensation program does not encourage excessive or unnecessary risk-taking. We do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  37

Compensation Committee REPORT

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Tandem Diabetes Care, Inc. has reviewed and discussed with management the Executive Compensation disclosure and related tables contained in this Proxy Statement. Based on our review and discussion, we have recommended to the board of directors that the Executive Compensation disclosure and related tables be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Douglas A. Roeder, Chairman

Howard E. Greene, Jr.

Jesse I. Treu, Ph.D.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

38  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions or series of similar transactions since January 1, 2015, or any currently proposed transactions, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and
•

any of our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our board of directors has adopted a Related Party Transaction Policy to assist us in identifying, reviewing and approving or rejecting related party transactions. Under our Related Party Transaction Policy, our Compliance Officer (as defined in the Related Party Transaction Policy) is charged with the primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a current or proposed transaction. To assist the Compliance Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Compliance Officer determines that the related person would have a direct or indirect material interest in the transaction, the Compliance Officer must present the transaction to the audit committee for review or, if impracticable under the circumstances, to the Chairman of the audit committee. The audit committee must then either approve or reject the transaction in accordance with the terms of the Related Party Transaction Policy.

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  39

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, executive officers and beneficial owners of 10% or more of our common stock, which we collectively refer to as our reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from our reporting persons, we believe that during the fiscal year ended December 31, 2015, all of our reporting persons complied with all applicable SEC filing requirements under Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 must be received by us no later than November 29, 2016 in order to be included in our proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, these proposals must comply with the requirements as to form and substance established by the SEC for such proposals.

Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2017 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than the close of business on January 11, 2017 and no later than the close of business on February 10, 2017. Our amended and restated bylaws specify certain requirements regarding the form and content of such a notice.

ANNUAL REPORT

A copy of our Annual Report has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. Please see the response to the question entitled “Why did I receive a notice in the mail regarding the Internet availability of proxy materials?” above for additional information.

Any person who was our stockholder on the record date may request a copy of our Annual Report, and it will be furnished without charge upon receipt of a written request from such stockholder. Requests should be directed in writing to Tandem Diabetes Care, Inc., 11045 Roselle Street, San Diego, California 92121, Attention: General Counsel, or by telephone to (858) 366-6900.

40  TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement

Stockholders Sharing the Same Address

STOCKHOLDERS SHARING THE SAME ADDRESS

SEC rules permit companies, brokers, banks or other agents to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other agent and have consented to householding will receive only one copy of our proxy statement and annual report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other agent. You may also obtain additional copies of the proxy statement or annual report without charge by contacting us at Tandem Diabetes Care, Inc., 11045 Roselle Street, San Diego, California 92121, Attention: General Counsel, or by telephone to (858) 366-6900.

Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other agent, or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this Proxy Statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, the shares of our common stock represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

Kim D. Blickenstaff

President and Chief Executive Officer

San Diego, California

March 29, 2016

TANDEM DIABETES CARE, INC.  |  2016 Proxy Statement  41

TANDEM®
DIABETES CARE

11045 Roselle Street
San Diego, CA 92121

www.tandemdiabetes.com

10:20 AM
September 9, 2015
190
mg/dL
24
HRS
INSULIN ON BOARD:
1.1 u | 1:09 hrs
OPTIONS
BOLUS
BACK
7 Day Average
TOTAL INSULIN
41.62 u
Basal
19.32 u
46.4%
Food Bolus
19.15 u
45.8%
3.25 u
7.8%
10:20 AM
April 6, 2015
INSULIN ON BOARD (IOB)
Time Remaining
1:09 hrs

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 TANDEM DIABETES CARE, INC. proxy for annual meeting of stockholders on may 11, 2016 solicited on Behalf of the Board of directors The undersigned hereby appoints Kim D. Blickenstaff and John Cajigas, or either of them, as proxies, each with the power to appoint his substitute, to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Tandem Diabetes Care, Inc. held of record by the undersigned at the close of business on March 16, 2016 at the Annual Meeting of Stockholders to be held May 11, 2016 at 3:00 p.m. Pacific Time at 11045 Roselle St., San Diego, California 92121, and at any adjournment thereof. (continued and to be signed on the reverse side.) 1.1

aNNUal mEETiNG Of sTOcKhOldERs Of TaNdEm diaBETEs caRE, iNc. may 11, 2016 NOTicE Of iNTERNET availaBiliTY Of pROXY maTERials: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18636 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of three Class III directors: O Fred E. Cohen O Douglas A. Roeder O Jesse I. Treu 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016. 3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. if no direction is made, this proxy will be voted “fOR all NOmiNEEs” in proposal 1 and “fOR” proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOmiNEEs: ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of Each Of ThE diREcTOR NOmiNEEs aNd "fOR" pROpOsal 2. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x Please detach along perforated line and mail in the envelope provided------------------ . ---------------- 20330000000000000000 9 051116 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.